       As filed with the Securities and Exchange Commission on December 17, 1998
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM S-8/S-3
                             REGISTRATION STATEMENT
 (Including registration of shares for resale by means of a Form S-3 Prospectus)
                                      Under
                           THE SECURITIES ACT OF 1933

                                   HI/FN, INC.
               (Exact name of issuer as specified in its charter)

             DELAWARE                                      33-0732700
     (State of Incorporation)                  (IRS Employer Identification No.)

                              750 University Avenue
                           Los Gatos, California 95032
                    (Address of principal executive offices)

                           1996 EQUITY INCENTIVE PLAN
                            (Full title of the plan)

                               Raymond J. Farnham
                             Chief Executive Officer
                                   hi/fn, inc.
                              750 University Avenue
                           Los Gatos, California 95032
                     (Name and address of agent for service)

                                 (408) 399-3500
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                             Steven E. Bochner, Esq.
                        WILSON SONSINI GOODRICH & ROSATI
                               650 Page Mill Road
                        Palo Alto, California 94304-1050

                             CALCULATION OF REGISTRATION FEE
==========================================================================================
                                               AMOUNT TO   PROPOSED MAXIMUM    AMOUNT OF
           TITLE OF SECURITIES                     BE       OFFERING PRICE    REGISTRATION
             TO BE REGISTERED                  REGISTERED    PER SHARE (1)        FEE
------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share
  Issued under 1996 Equity Incentive Plan       465,898         $18.94        $2,453.10
==========================================================================================

(1) The price of $18.94 per share, which was the average of the high and low prices of the Registrant's Common Stock on the Nasdaq National Market on December 17, 1998, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

                                EXPLANATORY NOTE


        This Registration Statement on Form S-8/S-3 ("Registration Statement") is being filed pursuant to General Instruction E to Form S-8 for the purpose of registering these additional Common Stock shares, which have been issued under hi/fn, inc.'s 1996 Equity Incentive Plan and are of the same class of Common Stock for which a registration statement on Form S-8 (Registration No. 333-68917) relating to such 1996 Equity Incentive Plan is effective. The contents of hi/fn, inc.'s Registration Statement on Form S-8 (Registration No. 333-68917) are hereby incorporated by reference.

                                RESALE PROSPECTUS




                                   HI/FN, INC.

                      UP TO 465,898 SHARES OF COMMON STOCK

         WHICH THE SELLING STOCKHOLDERS MAY RESELL UNDER THIS PROSPECTUS
                     --------------------------------------

      The stockholders of hi/fn, inc. ("hi/fn" or the "Company") listed below may offer and resell up to 465,898 shares of hi/fn common stock under this prospectus, for their own accounts. The Company will not receive any proceeds from the sale of the shares.

      The Company issued these shares to the selling stockholders under the Company's 1996 Equity Incentive Plan.

        The selling stockholders may offer their hi/fn common stock through public or private transactions, at prevailing market prices or at privately negotiated prices. Such future prices are not currently known.

      The Company's common stock is quoted on the Nasdaq National Market under the symbol "HIFN." As of the date of this prospectus, there has not been a reported sale price on the Nasdaq National Market for one share hi/fn common stock because a trading market has not yet developed for hi/fn common stock. The Company expects a trading market for its common stock to develop upon consummation of the dividend distribution of hi/fn common stock held by Stac, Inc., hi/fn's parent company ("Stac"), to Stac stockholders. This dividend distribution of hi/fn common stock held by Stac to Stac stockholders commenced on December 16, 1998.

                               -------------------


                       CONSIDER CAREFULLY THE RISK FACTORS
                     BEGINNING ON PAGE 3 IN THIS PROSPECTUS.

                               -------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


                The date of this prospectus is December 17, 1998

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----
hi/fn                                                                    2
Foward-Looking Statements                                                2
Risk Factors                                                             3
Selling Stockholders                                                     8
Plan of Distribution                                                    10
Information Incorporated by Reference                                   11
Where to Find More Information About hi/fn                              12
Indemnification and the SEC's Position on Enforceability                12


                                     HI/FN

        The Company's principal executive offices are located at 750 University Avenue, Los Gatos, California 95302. The telephone number at that location is
(408) 399-3500.

        The Company designs, develops and markets high-performance multi-protocol packet processors -- semiconductor devices that enable secure, high-bandwidth network connectivity and efficient storage of business information. The Company's packet processor products perform the computation-intensive tasks of compression and encryption/compression, providing its customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. The Company's products are used in a wide variety of networking and storage equipment such as routers, remote access concentrators, firewalls and back-up devices.

        In this prospectus, unless indicated otherwise, "hi/fn," the "Company," "we," "us" and "our" refer to hi/fn, inc.

                           FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein by reference contain forward-looking statements. The Company bases these statements on its current expectations, estimates and projections about its industry. Either the beliefs of management, or assumptions made by management, form the basis for those expectations, estimates and projections. The safe harbor created by
Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") generally protects the Company and the selling stockholders from liability for these statements. You can often recognize such forward-looking statements by words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words, and similar expressions.

        These forward-looking statements do not guarantee future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. The Risk Factors section following this paragraph sets forth some of such risks and uncertainties. The documents incorporated by reference may also set forth risks and uncertainties. These risks and uncertainties could cause actual results to differ materially and adversely from those discussed in the forward-looking statements. The Company undertakes no obligation to publicly update any of these forward-looking statements to reflect new information or future events.

                                  RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY.

On August 14, 1996, we were incorporated by Stac, Inc., which transferred its semiconductor business to us in exchange for shares of our preferred and common stock. Because we are a relatively new company with a limited operating history, we may experience financial and other difficulties as we attempt to grow our business. For example, to expand our business we are increasing our operating and research and development expenses. This increase in expenses will negatively affect our financial performance unless we are able to sustain and grow revenues. In making an investment decision, you should evaluate this risk, as well as the other difficulties and uncertainties frequently encountered by early stage companies that operate in competitive markets. If we are not able to develop our business, we will not be profitable and will not be able to sustain a viable business.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

Our operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. This fluctuation is a result of a variety of factors including the following:

o general business conditions in our markets as well as global economic uncertainty;

o       a reduction in demand for our customer's products;

o       the timing and amount of orders we receive from our customers;

o       cancellations or delays of customer product orders;

o       any new product introductions by us or our competitors;

o our suppliers increasing costs or changing the delivery of products to us;

o increased competition or a reduction in the prices that we are able to charge;

o the variety of the products that we sell as well as seasonal demand for our products; and

o the availability of manufacturing capacity necessary to make our products.

Our revenues and operating results depend upon the amount and timing of customer orders that we receive in a given quarter. In the past we have recognized a substantial portion of our revenues in the last month of a quarter. If this trend continues, any failure or delay to fulfill orders by the end of a particular quarter will have a material adverse effect on our business, result of operations and financial condition. As a result of these and other factors, we believe that period-to-period comparisons of our historical results or operations are not a good predictor of our future performance. If our future operating results are below the expectations of stock market analysts, our stock price may decline.


THE TERMINATION OF OUR RELIANCE ON STAC MAY CAUSE UNFORESEEN PROBLEMS.

When we were a subsidiary of Stac, we benefited from Stac's financial strength and extensive network of business relationships. Only recently have we become a stand-alone company and we are now unable to benefit to the same extent from Stac's relationships. Although we still have certain inter-company agreements with Stac, generally these agreements will only last for a year or less and require us to replace services currently being provided by Stac. If we are unable to timely and effectively replace these services, our business, results or operations and financial condition will suffer.

IF WE FAIL TO ADD NEW CUSTOMERS OR TO CONVINCE LARGE COMPANIES NOT TO ADOPT COMPETING STANDARDS, OUR BUSINESS WILL SUFFER.

A significant portion of our revenues has come from only a few customers. In particular, we are substantially dependent upon sales to Quantum Corporation. For example, in 1998, 1997, and 1996 sales to Quantum accounted for 70%, 61%, and 43% of our revenues. Quantum is not under any binding obligation to order products from us and if we experience a decline in sales from them, we would experience a material adverse effect on our business, results of operations and financial condition. We believe that our most significant future customers could be different from our current customers because of customers' deployment schedules and budget considerations. As a result, we expect to experience significant fluctuations in our results of operations on a quarterly and annual basis. We believe that our future success will depend upon our ability to establish and maintain relationships with the major companies in our markets. Many of our current and potential customers currently internally develop components that are an alternative to our packet processor technology. Customers may decide not to purchase products from us and instead may rely on their own internally-developed solutions. Our future success will depend in large part upon the decision of our current and prospective customers to purchase products from us. If orders from current customers are cancelled, decreased or delayed, or we fail to obtain significant orders from new customers, or any significant customer delays payment or fails to pay, we will experience a material adverse effect on our business, results of operations and financial condition.

The market for network equipment that would include our packet processor technology is currently dominated by a few large corporations, including Cisco Systems, Inc., Ascend Communications, Inc., 3Com Corporation and Bay Networks, Inc. If these large corporations choose not to incorporate our technology into their products, we could experience a material adverse effect on our business, results of operations and financial condition.

THE COMPANY IS DEPENDENT UPON THE DEVELOPMENT OF THE MARKET FOR PACKET
PROCESSORS.

Our prospects are dependent upon the acceptance of packet processors as an alternative to other technology traditionally utilized by network and storage equipment vendors. Many of our current and potential customers have substantial technological capabilities and financial resources and currently develop their own solutions. These customers may in the future continue to utilize these solutions or may determine to develop or acquire components, technologies or packet processors that are similar to, or that may be substituted for, our products. In order to be successful we must anticipate market trends and the price, performance and functionality requirements of such network and storage equipment vendors and must successfully develop and manufacture products that meet their requirements. In addition, we must make products available to these large customers on a timely basis and at competitive prices. Our results of operations, business and financial condition would be materially and adversely affected if we are unable to meet these market requirements and customers do not purchase our products.

FAILURE TO PENETRATE THE EMERGING VIRTUAL PRIVATE MARKET WOULD HAVE AN ADVERSE EFFECT ON THE COMPANY.

We want to be a leading supplier of packet processors that implement the network security protocols necessary to support the deployment of the virtual private network market. In making an investment decision, you should consider the possibility that this market may not grow or that our products may not successfully serve this market. Our ability to generate significant revenue in the virtual private network will depend upon, among other things, the following:

o our ability to demonstrate the benefits of our technology to distributors, original equipment manufacturers and end users; and

o the increased use of the Internet by businesses as replacements for, or enhancements to, their private networks.

If we are unable to penetrate the virtual private network, or if that market fails to develop, we could experience a material adverse effect on our business, results of operations and financial condition.

RISKS ASSOCIATED WITH EVOLVING INDUSTRY STANDARDS AND RAPID TECHNOLOGICAL
CHANGE.

The markets that we compete in are characterized by rapidly changing technology, frequent product introductions and evolving industry standards. Our performance depends on a number of factors, including our ability to do the following:

o properly identify emerging target markets and related technological trends;

o       develop and maintain competitive products;

o enhance our products by adding innovative features that differentiate our products from those of competitors;

o       bring products to market on a timely basis at competitive prices; and

o respond effectively to new technological changes or new product announcements by others.

Our past success has been dependent in part upon our ability to develop products that have been selected for design into new products of leading equipment manufacturers. However, the development of our packet processors is complex and from time to time, we have experienced delays in completing the development and introduction of new products. We may not be able to adhere to our new product design and introduction schedules and our products may not be accepted in the market at favorable prices, if at all.

In evaluating new product decisions, we must anticipate future demand for product features and performance characteristics, as well as available supporting technologies, manufacturing capacity, competitive product offerings and industry standards. We must also continue to make significant investments in research and development in order to continue to enhance the performance and functionality of our products to keep pace with competitive products and customer demands for improved performance, features and functionality. The technical innovations required for the Company to remain competitive are complicated and require a significant amount of time and money. We may experience substantial difficulty in introducing new products and we may be unable to offer enhancements to existing products on a timely, cost-effective basis, if at all. Our inability to develop and introduce new products or enhancements directed at new industry standards could have a material adverse effect on our business, financial condition and results of operations.

OUR MARKETS ARE HIGHLY COMPETITIVE.

We compete in markets that are intensely competitive and are expected to become more competitive as current competitors expand their product offerings and new competitors enter the market. The markets that we compete in are subject to frequent product introductions with improved price-performance characteristics, rapid technological change, and the continued emergence of new industry standards. Our products compete with offerings from companies such as International Business Machines Corporation, VLSI Technology, Inc., Rainbow Technologies, Inc., Information Resource Engineering Inc. and Analog Devices, Inc. In 1994, Stac entered into two license agreements with IBM where Stac granted IBM the right to use, but not sublicense, our patented compression technology in IBM hardware and software products. Stac also entered into a license agreement with Microsoft Corporation in 1994 where Stac granted Microsoft the right to use our compression technology in their software products. We expect significant future competition from major domestic and international semiconductor suppliers. Several established electronics and semiconductor suppliers have recently entered, or expressed an interest to enter, the network equipment market. We also may face competition from suppliers of products based on new or emerging technologies. Furthermore, many of our existing and potential customers internally develop solutions which attempt to perform all or a portion of the functions performed by our products.

A key element of our packet processor architecture is our encryption technology. In order to export encryption-related products, the U.S. Department of Commerce requires us to obtain a license. Foreign competitors that are not subject to similar requirements have an advantage over us in their ability to rapidly respond to the requests of customers in the global market.

Many of our current and prospective competitors offer broader product lines and have significantly greater financial, technical, manufacturing and marketing resources than us. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to promote the sale of their products. In particular, companies such as Texas Instruments Incorporated, National Semiconductor Corporation, Lucent Technologies Inc., Intel Corporation and Motorola, Inc. have a significant advantage over us given their relationships with many of our customers, their extensive marketing power and name recognition and their substantial financial resources. In addition, current and potential competitors may decide to consolidate, lower the prices of their products or to bundle their products with other products. Any of the above would significantly and negatively impact our ability to compete and obtain or maintain market share. If we are unable to successfully compete against our competitors our business, results of operations and financial condition will be materially and adversely effected.

We believe that the important competitive factors in our markets are the following:

o       performance and price;

o the time that is required to develop a new product or enhancements to existing products;

o the ability to achieve product acceptance with major network and storage equipment vendors;

o       the support that exists for new network and storage standards;

o       features and functionality;

o       adaptability of products to specific applications;

o       reliability; and

o technical service and support as well as effective intellectual property protection.

If we are unable to successfully develop and market products that compete with those of other suppliers, we would experience a material adverse effect on our business, financial condition and results of operations. In addition, we must compete for the services of qualified distributors and sales representatives. To the extent that our competitors offer distributors or sales representatives more favorable terms, these distributors and sales representatives may decline to carry, or discontinue carrying, our products. Our business, financial condition and results of operations could be adversely affected by any failure to maintain and expand our distribution network.

WE ARE DEPENDENT UPON THE GROWTH IN DEMAND FOR NETWORK AND STORAGE EQUIPMENT.

Our success is largely dependent upon continued growth in the market for network security equipment. In addition, our success depends upon storage equipment vendors incorporating our packet processors into their systems. The network security equipment market has in the past and may in the future fluctuate significantly based upon numerous factors, including the lack of industry standards, adoption of alternative technologies, capital spending levels and general economic conditions. We are unable to determine the rate or extent to which this market will grow, if at all. Any decrease in the growth of the network or storage equipment market or a decline in demand for our products could have a material adverse effect on our business, financial condition and results of operations.

WE WILL NEED SUBSTANTIAL CAPITAL IN THE FUTURE, BUT WE DO NOT HAVE ANY COMMITMENTS TO PROVIDE THAT CAPITAL.

Our success is dependent upon being able to obtain money from debt or equity financings. Currently, we have no external source of financing and we do not have any commitments to provide financing. We may not be able to secure this capital on favorable terms, if at all. Our failure to obtain needed capital would have a material adverse effect on our business, results of operations and financial condition.

OUR OPERATING RESULTS ARE SUBSTANTIALLY DEPENDENT ON ONE PRODUCT FAMILY.

We derive substantially all of our revenue from sales of our compression processor products which accounted for 84%, 88% and 89% of revenue in the years ended September 30, 1998, 1997 and 1996. We expect that this trend will continue for the foreseeable future. A significant decline in revenue from such products would have a material adverse effect on our business, financial condition and results of operation.

IT TAKES A LONG TIME TO MAKE A SALE TO OUR CUSTOMERS AND THIS MAY IMPAIR OUR OPERATING RESULTS.

Our customers typically take a long time to evaluate our products. In fact, it usually takes our customers 3 to 6 months or more to test our products with an additional 9 to 18 months or more before they commence significant production of equipment incorporating our products. As a result this lengthy sales cycle, we may experience a delay between increasing expenses for research and development and sales and marketing efforts and the generation of higher revenues, if any. In addition, the delays inherent in such a lengthy sales cycle raise additional risks of customer decisions to cancel or change product plans, which could result in the loss of anticipated sales. Our business, financial condition and results of operations could be materially adversely affected if customers curtail, reduce or delay orders or choose not to release products using our technology.

                              SELLING STOCKHOLDERS

        The selling stockholders acquired beneficial ownership of all the shares listed below through stock options granted under the Company's 1996 Equity Incentive Plan. The following table shows, in each case as of December 16, 1998:

o       the name of each selling stockholder;

o       how many shares the selling stockholder beneficially owns;

o how many shares the selling stockholder can resell under this prospectus; and

o assuming a selling stockholder sells all shares listed next to his or her name, how many shares the selling stockholder will beneficially own after completion of the offering.

        The Company may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold.


                                                 SHARES WHICH MAY
                                 SHARES          BE SOLD UNDER
                              BENEFICIALLY            THIS             SHARES BENEFICIALLY OWNED
 SELLING STOCKHOLDER            OWNED (1)          PROSPECTUS               AFTER OFFERING
 -------------------            ---------          ----------          -------------------------


     Darren Bell (2)              6,666               3,125                      3,541

     Mark Birman (2)             26,250              23,333                      2,917

      John Brown (2)              6,197               5,104                      1,093

     Chih-Ming Chen (2)            5,333               4,666                       667

 Jeffrey Chrzanowski (3)          2,108               2,108                          0

    Timothy Clark (2)             2,656               2,656                          0

 Arthur J. Collmeyer (4)        225,000             225,000                          0

  Stephen A. Farnow (5)          42,403              39,238                      3,115

   Sandra Ferguson (2)            1,458                 100                      1,358

    Robert Friend (2)             5,208               4,375                        833

     Stephen High (2)             5,625               1,000                      4,625

   Jonathan Levitt (3)            2,500               2,500                          0

     Robert Lenz (2)             19,600               5,000                     14,600

       Davis Ly (3)               1,875               1,875                          0

  Robert A. Monsour (6)          44,062              40,000                      4,062

     Karla Moore (3)                312                 312                          0

     Mark Muegge (2)              4,427               3,906                        521

  Barbara S. Newlon (2)           1,979                 500                      1,479

    Cheryl Poland (3)            16,862              16,862                          0

   Michael Scruggs (2)           10,625               4,687                      5,938

   William Tanksley (2)           1,633                 758                        875

     Paul Walker (2)             18,616               9,800                        816

  William R. Walker (7)          31,250              27,083                      4,167

      Dale Waltz (2)             25,000              12,500                     12,500

   Dominique Waluk (2)            2,291               2,083                        208

     Ann Wehling (3)                750                 750                          0

     Walt Wolman (2)             10,744               9,863                        881

     Dickson Wong (2)            26,041              16,664                      9,377

-------------------

(1) The Company has calculated the number and percentage of shares each selling stockholder "beneficially owns" in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership as defined in Rule 13d-3 does not necessarily indicate beneficial ownership for any other purpose. Under Rule 13d-3, a person beneficially owns all shares as to which they have either sole or shared voting power or sole or shared investment power, as well as all shares which they have the right to acquire within 60 days of the calculation date by exercising any stock option or other right. Since the list above speaks as of December 16, 1998, beneficial ownership therefore includes all shares which the selling stockholder has the right to acquire within 60 days of December 16, 1998 (i.e. on or before February 16, 1999).

(2) As of the date of this prospectus, the selling stockholder is employed by the Company.

(3) The selling stockholder was previously employed by the Company.

(4) Mr. Collmeyer served as President and Chief Executive Officer of the Company until July 2, 1998.

(5) As of the date of this prospectus, Mr. Farnow serves as the Company's Vice President of Operations.

(6) As of the date of this prospectus, Mr. Monsour serves as the Company's Vice President of Marketing.

(7) As of the date of this prospectus, Mr. Walker serves as the Company's Vice President of Finance, Chief Financial Officer and Secretary.

                              PLAN OF DISTRIBUTION

        The Company has been advised by the selling stockholders that they intend to sell all or a portion of the shares offered hereby from time to time in the Nasdaq National Market and that sales will be made at prices prevailing in the Nasdaq National Market at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. Further, the selling stockholders may choose to dispose of the shares offered hereby by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

        Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if such broker acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

        The Company has advised the selling stockholders that Regulation M promulgated under the Exchange Act may apply to sales in the market and has informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

        Upon the Company's being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the selling stockholders, the commissions paid or discounts or concessions allowed by the selling stockholders to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus.

        Any securities covered by this prospectus which qualify for sale pursuant to Rules 144 and 701 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be an "affiliate" of the Company, is entitled to sell within any three month period "restricted shares" beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in shares of Common Stock during the four calendar weeks preceding such sale, provided that at least one year has elapsed since such shares were acquired from the Company or an affiliate of the Company. Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding the Company. However, a person who has not been an "affiliate" of the Company at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or other requirements of Rule 144, provided that at least one year has elapsed since such shares were acquired from the Company or an affiliate of the Company. In general, under Rule 701 as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell such shares in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144.

        There can be no assurance that the selling stockholders will sell any or all of the shares of Common Stock offered hereunder.

                      INFORMATION INCORPORATED BY REFERENCE

        This prospectus incorporates by reference the following documents and information, all of which the Company has filed in the past with the Securities and Exchange Commission ("SEC"):

o hi/fn's Registration Statement on Form 10 (File No. 0-24765) filed December 8, 1998.

o hi/fn's Registration Statement on Form S-8 (Registration No. 333-68917) filed December 15, 1998.

        Unless the Company has filed a post-effective amendment to the registration statement under the Securities Act which contains this prospectus indicating that all of the shares have been sold or which deregisters all shares then remaining unsold, all documents which the Company subsequently files under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such documents.

        The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been or may be incorporated by reference in this prospectus. Direct any request for such copies by writing or telephoning us at the following address: hi/fn, inc., 750 University Avenue, Los Gatos, California 95032; the telephone number is (408) 399-3500.

                   WHERE TO FIND MORE INFORMATION ABOUT HI/FN

        The Company is required to file special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

        This prospectus contains information concerning the Company and the sale of its Common Stock by the Selling Stockholders, but does not contain all the information set forth in the Registration Statement on Form S-8/S-3 which the Company has filed with the SEC under the Securities Act. Statements made in this Prospectus as to the contents of any referenced contract, agreement or other document are not necessarily complete, and such statement shall be deemed qualified in its entirety by reference thereto. The Registration Statement, including various exhibits, may be obtained upon payment of the fee prescribed by the SEC, or may be examined without charge at the SEC's office in Washington, D.C.

            INDEMNIFICATION AND THE SEC'S POSITION ON ENFORCEABILITY

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers. This may under certain circumstances include indemnification for liabilities arising under the Securities Act as well as for expenses incurred in that regard. The Company's Certificate of Incorporation and Bylaws provide for the indemnification of present and former directors, officers, employees and agents of the Company to the maximum extent permitted by the Delaware General Corporation Law. The Company has also entered into, or will enter into, Indemnification Agreements with its officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                   HI/FN, INC.

                       REGISTRATION STATEMENT ON FORM S-8

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.    INCORPORATION OF DOCUMENTS BY REFERENCE.

        The contents of the Company's Registration Statement on Form S-8 (Registration No. 333-68917) are hereby incorporated by reference.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

        The issuance of the shares being offered by the Form S-3 resale prospectus were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Company, to information about the Company.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company, hi/fn, inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, State of California, on this 16th day of December, 1998.

                                     hi/fn, inc.


                                     By:    /s/ RAYMOND J. FARNHAM
                                            ------------------------------------
                                            Raymond J. Farnham
                                            President, Chief Executive Officer
                                            and Director

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond J. Farnham and William R. Walker, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8/S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            Signature                                 Title                            Date

/s/ RAYMOND J. FARNHAM             President, Chief Executive Officer and       December 16, 1998
----------------------             Director
Raymond J. Farnham


/s/ WILLIAM R. WALKER              Vice President, Finance, Chief Financial     December 16, 1998
---------------------              Officer and Secretary
William R. Walker


/s/ DOUGLAS L. WHITING             Director                                     December 16, 1998
----------------------
Douglas L. Whiting

/s/ ROBERT W. JOHNSON              Director                                     December 16, 1998
---------------------
Robert W. Johnson

                                INDEX TO EXHIBITS

EXHIBIT                                                                            SEQUENTIALLY
 NUMBER                                 DESCRIPTION                               NUMBERED PAGE
 ------                                 -----------                               -------------

 5.1          Opinion of Counsel as to legality of securities being registered
23.1          Consent of Independent Accountants
23.2          Consent of Counsel (contained in Exhibit 5.1)
24.1          Power of Attorney (see Page II-3)